Exhibit 99.1

Since 1857

MCCLATCHY ANNOUNCES AGREEMENT TO SELL ITS 25.6% STAKE

IN CARS.COM TO GANNETT

•	McClatchy, other partners agree to sell interests that value Cars.com at $2.5 billion
•	Includes a five-year affiliation agreement to sell Cars.com products in McClatchy’s local markets
•	Transaction expected to close by end of 2014

SACRAMENTO, Calif., Aug. 5, 2014 – The McClatchy Company (NYSE-MNI) said today that it, along with the remaining partners in Classified Ventures, LLC (CV), have entered into a definitive agreement to sell their entire stake in CV to Gannett Co., Inc. (NYSE-GCI) for a price that values CV at $2.5 billion. The transaction is expected to close before the end of 2014, subject to normal regulatory reviews.

CV, whose primary asset is the online car shopping website Cars.com, is a joint venture among McClatchy, Gannett, Tribune Media Company, Graham Holdings Company and A. H. Belo Corporation. McClatchy owns 25.6% of CV.

CV was valued at $2.5 billion for purposes of the transaction, which represents a multiple of 14.6 times 2014 EBITDA of $171 million pro forma for the impact of the new affiliate agreements described below. Gross proceeds to selling partners are expected to be $1.8 billion and McClatchy estimates its share of pre-tax, cash proceeds will be $640 million. After-tax proceeds are anticipated to be approximately $406 million. McClatchy expects to record a gain on the sale of its interest in CV in the quarter that the deal closes.

Upon closing of the transaction, McClatchy, Tribune Publishing Company, The Washington Post and A. H. Belo will enter into a new, five-year affiliate agreement with Cars.com that will allow each company to continue to sell Cars.com products and services exclusively in their local markets. The affiliate agreement increases the wholesale rate at which the affiliates will purchase Cars.com products.

Commenting on the announcement, Pat Talamantes, McClatchy’s president and CEO, said, “Cars.com is a shining example of what the newspaper industry can accomplish working together. We joined forces and from scratch developed a highly successful internet company that has benefited consumers, auto advertisers, our individual companies and our shareholders. After 17 years, the time is right for an ownership change. We’re happy to monetize a valuable digital asset and feel great that Gannett, our long-term partner in CV, will continue to innovate in order to grow the company and move it forward.

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“This is a significant transaction for our company and its shareholders, and we are very pleased with how it came together. We received a great price that reflects the strength of the Cars.com franchise while maintaining the right to sell its products and services to our customers. This transaction will provide funding for the continuing digital transformation of McClatchy, including the ability to find other exciting digital investments. It will allow us to continue to pay down debt and will generate liquidity for other uses as determined by management and our board of directors.”

Talamantes added, “We will continue to provide highly-effective digital sales and marketing tools to the automotive advertisers in each of our markets and we look forward to our continued partnership with them. Our commitment to grow our Cars.com business remains as strong as ever. We are proud that McClatchy has some of the best Cars.com sales professionals in the country. Our new affiliate agreement offers us the flexibility to provide the products and appropriate pricing for Cars.com to each market while leveraging our experienced and energized sales force that knows how to get the best results from these products for advertisers. We believe this is a great outcome for our local auto advertisers.”

McClatchy noted that under its bond indenture for its 2022 senior secured notes it plans to offer the after-tax proceeds from this transaction, to the extent that they are not reinvested within 365 days of the closing of the transaction, in an offering to repurchase those bonds at par. As of noon Pacific time yesterday those bonds were trading at premium prices ranging between $109 and $109.625.

McClatchy’s pro forma cash as of the end of the second quarter, reflecting the CV transaction and excluding expected tax payments for all recent transactions, is expected to be $606 million.

Moelis & Company is acting as the financial advisor and Skadden, Arps, Slate, Meagher & Flom is acting as legal advisor to the selling partners on the transaction.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. McClatchy’s operations include 29 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company’s largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

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Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 29, 2013, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Investor Contact:	Ryan Kimball
Assistant Treasurer & Director of Investor Relations
(916) 321-1849
rkimball@mcclatchy.com

Media Contact:	Peter Tira
Communications Director
(916) 321-1941
ptira@mcclatchy.com

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